EXHIBIT 10.125

                                                                  EXECUTION COPY


                                TRADEMARK LICENSE


     This Trademark License and Operating Agreement is made and entered into this ___ day of January, 2001 by and between, Aris Industries, Inc., a New York corporation ("Aris"), XOXO Clothing Company, Incorporated, a Delaware corporation ("XOXO"), BP Clothing Company, Inc., a Delaware corporation, ("BP"), Europe Craft Imports, Inc., a New Jersey corporation ("ECI") and Marcade Realty Corp., a New York corporation ("Marcade"), on the one hand, and Grupo Extra of New York, Inc., a New York corporation, with an address at c/o Mark Stern, 141 West 36th Street, New York, NY ("Licensee"), on the other.

                                    RECITALS

     A. XOXO, BP, ECI and Marcade are direct or indirect wholly owned subsidiaries of Aris.

     B. XOXO is the owner of the trademarks XOXO(R)and Fragile(R).

     C. ECI is the owner of the trademark Members Only(R).

     D. BP is the licensee of the name Baby Phat(R) under a license agreement dated as of July 1, 1999 for the manufacture and sale of women's sportswear (the "BP License Agreement").

     E. ECI is the licensee of the name Brooks Brothers Golf(R) under a license agreement made as of November 10, 1999 (the "BB License Agreement").

     F. Each of XOXO, BP and ECI are referred to herein as a Licensor to the extent it has rights in the Trademarks as listed in Recitals B through E, above.

     G. Marcade is the tenant under leases for twelve XOXO Outlet Stores identified on Schedule B (the "Outlet Stores").

     H. Licensee is in the business of manufacturing, selling and distributing, among other products, sportswear, outerwear, golf wear and denim bottoms.

     I. Licensee desires to obtain from Licensor an exclusive license to manufacture, market, sell, distribute and advertise the Licensed Products using the Trademarks in the Licensed Territory, all as set forth on Schedule "A," and to purchase all of Licensors' inventory of Licensed Products, assume certain of its leases and other agreements, and absorb certain of their overhead structure.


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     J. The parties desire that this Agreement be effective as of February 1,
2001 (the "Effective Date").

     K. Licensee represents that it has the ability to manufacture, market, sell, distribute and advertise the Licensed Products in the territory set forth on Schedule "A" hereto (the "Licensed Territory") and to use the Trademarks on or in association with the Licensed Products.

     NOW, THEREFORE, in consideration of their respective promises and agreements made herein, the parties agree as follows:

     1. LICENSE

     1.1 Grant of License. Subject to the terms and conditions of this Agreement, as of the Effective Date, each Licensor hereby grants to Licensee (either by itself or through other entities under common control with Licensee) the exclusive right and license (the "License") to use the Trademarks in which it has the rights described in Recitals B through E solely to manufacture, market, advertise, promote, sell and distribute the Licensed Products in the Territory during the Term of this Agreement. The License created hereby only allows the Licensee to market, sell, distribute and advertise the Licensed Products for sale at wholesale solely to retailers located in the Licensed Territory and does not permit Licensee to engage in the retail sale and/or retail marketing of the Licensed Products except for the Outlet Stores and such other outlet stores as Aris may approve in writing, which approval will not be unreasonably withheld, delayed or conditioned.

     1.2 Determination of Licensed Products; Right of First Offer.

     1.2.1 Determination of Licensed Products. Licensee agrees that it will not manufacture, market, sell, distribute or advertise, either directly or indirectly, any style, design or product not in effect on the date hereof which Licensor, in its reasonable discretion, has not expressly approved.

     1.2.2 Right of First Offer. In the event a Licensor decides to grant a license for any of the Trademarks in connection with the manufacture and sale in the Licensed Territory of products not included in the Licensed Products or for any products in Mexico or South America (other than pursuant to existing license agreements), it shall first offer (the "Offer") such license to Licensee, stating the term, royalty rate, minimum guaranteed sales and royalties and channels of distribution for which it proposes to grant such license. For the next 30 days, if Licensee desires to accept such license, Licensor shall negotiate exclusively with Licensee for such license. If, after such 30 day period, the parties have not reached agreement with respect to such license, Licensor may enter into a license for such product, in the 180 period following expiration of the 30 day period, on terms and conditions not materially more favorable to the licensee than are contained in the Offer.


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     1.3 Approval Regarding Other Products Etc. Licensee acknowledges that
Licensor may grant additional licenses in the future for territories, products and categories not presently licensed and not within the scope of this License. Permission of Licensor for Licensee to manufacture a particular style, design or product, or to distribute the Licensed Products within an area, which is not, in the reasonable opinion of the Licensor, within the scope of the License, shall not constitute a continuing approval or a waiver of the right of Licensor to later disapprove any style, design, product, or distribution area.

     1.4 Use/Ownership of Trademarks. Other than as expressly set forth in this License, Licensee has absolutely no right, title or interest in or to the Trademarks or the use thereof. Licensee acknowledges that it is only acquiring the right to use the Trademarks in connection with the manufacture, marketing, advertising, promotion, distribution and sale of the Licensed Products in the Licensed Territory, for the Term set forth in this Agreement and subject to the terms hereof. Upon termination of the License, Licensee shall cease all use of the Trademarks except as provided in Paragraph 18. Licensee shall not apply anywhere in the world, to register any copyright, trademark or trade name that in any way mentions or uses the Trademarks or any trademark or trade name that is confusingly similar to the Trademarks or trade names licensed hereunder, without the express prior written consent of Aris.

     1.5 Ownership of Trademarks. Each Licensor hereby represents and warrants that it is the sole owner of the Owned Trademarks, free and clear of all claims, liens and encumbrances other than an existing lien in favor of CIT Commercial Group Services, Inc. ("CIT") to secure a term loan with a current outstanding principal balance of $7.5 million. Licensee agrees that the Trademarks and all rights, registrations and entitlement thereto, together with all applications, registrations and filings are and shall remain the sole and exclusive property of Licensor.

     1.6 Use of Names. Except as authorized pursuant to this License, and only to that extent, Licensee shall not use the Trademarks or any confusingly similar or substantially similar word or names in its business name or otherwise in any other manner, without the prior written consent of Aris.

     1.7 Best Efforts. Licensee shall use its best efforts to manufacture, market, sell, distribute and advertise the Licensed Products in order to meet the demand for the Licensed Products in the Licensed Territory and to uphold, protect and defend the image and reputation of the Licensed Products and the integrity of the Trademarks. Licensee further agrees to use its best efforts to manufacture and ship not less than 75% of all approved, confirmed orders for Licensed Products within a reasonable time of receipt of approved orders, as hereinafter defined, or by the delivery date specified in such orders. Licensee shall maintain a sales organization that will sell the Licensed Products and that will be capable of effectively soliciting orders for sales of the Licensed Products in the Territory.

     1.8 Assignment. As of the Effective Date, ECI and BP will transfer and assign unto Licensee all of their respective right, title and interest in the BB License Agreement and BP


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License Agreement, respectively, subject to any and all terms and conditions set forth therein, and Licensee hereby assumes and agrees to fully and faithfully perform all of the obligations, duties, and responsibilities of ECI and BP under such License Agreements from and after the Effective Date. Licensee agrees to hold ECI and BP harmless from and against all claims, losses, liabilities and expenses, including reasonable attorney's fees, incurred as a result of or in connection with any failure of Licensee to adhere to the aforementioned covenant. ECI and BP each hereby agrees to hold Licensee harmless from and against all claims, losses, liabilities and expenses arising under such License Agreements as a result of their activities prior to the Effective Date. BP and ECI shall pay actual royalties to the respective licensor under the BP and BB License Agreements for sales made between January 1, 2001 and the Effective
Date. In connection with such assignments, Licensee shall, upon execution hereof, pay to Aris for payment to the licensors under the BP and BB License Agreements, the Minimum Guaranteed Royalty due for the first quarter of 2001 in the amount of $495,000 and $127,500, respectively. Each party shall cooperate with the other to obtain the consents of the licensors under the BP and BB License Agreements.

     2. LICENSED TERRITORY.

     2.1 The Licensed products shall only be sold, marketed, distributed or delivered exclusively by Licensee, either directly or indirectly, in the Licensed Territory.

     2.2 Licensee shall not, directly or indirectly, sell, market, distribute or deliver, the Licensed Products outside of the Licensed Territory without prior written consent of Licensor, which consent may be withheld in the sole and absolute discretion of the Licensor. Licensee shall not, directly or indirectly, sell, distribute or otherwise deliver or cause to be sold, distributed or delivered, the Licensed Products to any individual or entity whom Licensee knows, or reasonably believes might, sell the Licensed Products outside the Licensed Territory.

     2.3 Nothing contained herein shall in any way restrict or prohibit Licensor from licensing, marketing, manufacturing, selling or distributing the Licensed Products outside the Licensed Territory and Licensee shall have no rights therein.

     3. TERM.

     3.1 Term. The initial term of this License shall begin on the Effective Date and terminate on December 31, 2005 ("Term" or "Initial Term"). The First Annual Period shall begin on the Effective Date and end on December 31, 2001. Each Annual Period thereafter shall commence on January 1 and end on December 31 for each year respectively.

     3.2 Renewal. Licensee has the right to extend the term of this License for four additional five year Terms of five years (each, a "Renewal Term"). Said right must be exercised by providing written notice to Licensor at least six (6) months and no more than nine (9) months, prior to the end of the Initial Term and any Renewal Term. Said right may only be exercised if Licensee is in substantial compliance with its obligations under this Agreement as of the time of exercise of the option and as of the date of commencement of the Option. In the event of any extension or renewal of this Agreement as provided herein, all terms and conditions of this


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Agreement shall remain in full force and effect, except as otherwise set forth in this Agreement. Should Licensor, in accordance with the terms of this Agreement, exercise its right under this Agreement to terminate the rights of Licensee hereunder, thereafter Licensee shall not have any option to extend the term of this Agreement.

     4. ROYALTY PAYMENTS. In consideration for the license granted pursuant to this Agreement, the Licensee shall pay to Licensor, a royalty based on Net Sales of the Licensed Products ("Royalty") as follows:

                  Licensed Product:                           Royalty Rate:
                  ----------------                            ------------

                  XOXO(R)                                     9%
                  Members Only(R)                             8%
                  Fragile(R)                                  9%
                  Baby Phat(R)                                7%
                  Brooks Brothers Golf(R)                     7%

The Royalty for Brooks Brothers Golf(R) and Baby Phat(R) Products shall be in addition to the amounts payable by Licensee under the BP and BB License Agreements. Sales to off-price channels of distribution of Licensed Products with respect to the Owned Trademarks may not exceed twenty-five (25%) percent of the total sales of Licensed Product during each Contract Year. Licensee may only sell Licensed Products under the Owned Trademarks at twenty (20%) percent or more off its normal wholesale selling price thirty days or more after such Licensed Products have been marked down at retail unless Licensor has approved such earlier markdown in writing. The Royalty for closeouts, seconds or irregulars up to 25% of Annual Net Sales shall be one-half of the applicable Royalty Rate. The Royalty on any such sales in excess of that amount shall be at the Royalty Rates set forth in the table above. Licensee may only sell irregulars as they develop as long as they are clearly marked "irregular."

     4.1 Advance Payment of Royalty. On execution hereof the Licensee shall pay to Licensor an advance in the amount of $3,160,000 which payment shall be credited against the Guaranteed Minimum Royalty Payment due for the first quarter and a portion of the second quarter of the First Year of the Term, pursuant to Paragraph 4.4 below.

     4.2 Net Sales. As used herein, "Net Sales" shall mean Licensee's gross sales (as determined by the gross invoice amount billed to customers) of the Licensed Products, whether or not actually paid for, less actual returns, freight and bona fide trade discounts actually granted by Licensee. No costs incurred in the manufacturing, selling, advertising and/or distribution of the Licensed Products or in the payment by Licensee of any taxes of any nature whatsoever shall be deducted from the gross sales amounts or from any royalty payable to Licensor, except in the event of a withholding tax on royalties due to Licensor, nor shall any deduction be allowed for any uncollectible accounts or allowances. Licensee shall provide Licensor reasonable documentation evidencing any allowances, deductions, returns, credits, etc. Net Sales shall not include sales to or by the Outlet Stores.


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     4.3 Minimum Sales. Licensee shall achieve the Minimum Net Sales in each
Year of the Term as follows:

         Year ended December 31                        Minimum Sales
         ----------------------                        -------------
                  2001                                 $  90,000,000
                  2002                                 $ 102,600,000
                  2003                                 $ 116,964,000
                  2004                                 $ 133,338,960
                  2005                                 $ 150,000,000

     4.4 Guaranteed Minimum Royalty Payment. Licensee shall pay to Licensor a Guaranteed Minimum Royalty Payment for each year during the term hereof, in accordance with the terms of Schedule "A" attached hereto (the "Guaranteed Minimum Royalty"). For each year, the Guaranteed Minimum Royalty shall be payable in equal quarterly installments on the first day of each quarter of the year. On April 1, 2001, Licensee shall pay Licensor that sum of $890,000, representing the balance of the Minimum Guaranteed Royalty for the first two quarters of 2001.

     4.5 Manner of Payment; Quarterly Statements. The Royalties due Licensor shall be calculated and paid within 30 calendar days of the end of each calendar quarter during the term hereof, for Net Sales invoiced and delivered during the immediately preceding calendar quarter, (the "Royalty Period). Concurrently with the payment of each Royalty Payment, Licensee shall deliver to Licensor a written statement showing any pre-payment of royalties made by Licensee to Licensor and all of the Licensed Products sold and delivered during the applicable period covered by the Royalty Payment together with such documentation including, without limitation, bills of lading and letters of credit, requested by Licensor to demonstrate the GPP on the Net Sales covered by the Royalty Payment. Said statement shall be in the form and shall contain the information as Licensor may from time to time direct. If the Licensor shall change the form of and information required on the statement, then Licensor must give the Licensee at least ninety (90) days notice of such change. Such royalty statement shall be certified as accurate by a duly authorized officer of Licensee, reciting on a customer by customer basis, the stock number, item, units sold, description, quantity shipped, gross invoice, amount billed customers less discounts, allowances, returns and reportable sales for each Licensed Product. Such statements shall be furnished to Licensor whether or not any Licensed Products were sold during the Royalty Period. If payment is not timely made, an interest charge of prime plus 3% shall be added to the unpaid balance following a cure period of ten (10) days until said balance, plus accrued interest is paid in full.

     4.5.1 Licensee's obligation to pay Licensor the Royalty Payment shall accrue upon the sale of the Licensed Products regardless of the time of collection by Licensee. For purposes of this Agreement, a Licensed Product shall be considered "sold" upon the date when such Licensed Product is billed, invoiced, shipped or paid for, whichever event occurs first.

     4.5.2 If Licensee sells any Licensed Products to any party affiliated with Licensee, or in any way directly or indirectly related to or under the common control with Licensee, at a price less that the regular price charged to other parties, the Royalty Payment


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payable to Licensor shall be computed on the basis of the regular price charged to the other parties.

     4.5.3 Upon five days prior written notice to Aris, Licensee may pay to CIT on behalf of Aris any regularly scheduled principal installment then due under the Term Loan. Such loan is payable in quarterly installments of $500,000 on the first day of each calendar quarter. Any such payment shall be credited against Royalties due as of such payment date.

     4.6 Liquidated Damages. In the event that this License Agreement is terminated as a result of Licensee's default, in addition to any amounts due for Royalties (including Guaranteed Minimum Royalties), as liquidated damages, Licensee shall pay Aris, within 30 days of termination, an amount equal to the Guaranteed Minimum Royalty in effect for the year in which the Agreement is terminated.

     4.7 Books, Records and Reports. Licensee shall keep true and accurate books of accounts and records in accordance with generally accepted accounting principles (GAAP) with respect to all transactions involving the Licensed Products. Should the generally accepted accounting principles applied in the Territory differ from US GAAP, Licensee will provide, to the satisfaction of Licensor, conversion to US GAAP requirements.

     4.8 Annual Reports of Sales. For each Annual Period during the term hereof, Licensee shall submit to Licensor an annual statement for the period ending December 31. The year-end statement shall be submitted by March 15th of each year for the previous calendar year. Each statement shall include a detailed and cumulative account of all transactions of the Licensed Products, including, without limitation, all sales, all returns, all bona fide trade discounts, the direct cost of goods sold for Products included in Net Sales for such Year, all royalties paid and payable, all Licensed Products returned as substandard, and all orders canceled for non-delivery and such other information as Licensor may from time to time reasonably request. The Chief Executive Officer and the Chief Financial Officer of Licensee shall jointly and severally certify this report to be correct.

     4.9 Purchase of Inventory; Transfer of Orders. Within four months of the Effective Date, Licensee shall purchase, and Licensor shall sell, F.O.B. Licensor's warehouses, all inventory (the "Inventory") of the Licensed Product on hand as of the Effective Date, at Licensor's cost, substantially as set forth on Schedule C, less a reserve for obsolete inventory determined in accordance with GAAP. The Inventory as of the Effective Date shall consist of the Inventory as of December 31, 2000 plus such items purchased, and minus such items sold in the ordinary course of business since that date. Licensor's inventory of Licensed Products as of December 31, 2000 is set forth on Schedule
C. Licensor shall update such Schedule as of the close of business on the day immediately preceding the Effective Date. Licensee shall pay for the Inventory purchased hereunder within two business days of its shipment from Licensor's warehouse. Licensee shall use its best efforts to use the Inventory to fill existing orders and any new orders for Licensed Products. Any Inventory not purchased within four months of the Effective Date to fill orders shall be purchased by, and paid for, by Licensee within 5 days after


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the expiration of such four month period. The Inventory will be delivered free and clear of any claims, liens and encumbrances.

     5. ADVERTISING. Licensee shall not implement any advertising program or place any advertisement using the Trademark or for the License Product not pre-approved, in writing, by Licensor, which approval shall not be unreasonably withheld or delayed.

     6. AUDIT. Licensee shall keep complete and accurate books and records at its principal place of business covering all transactions relating to this Agreement. Licensor and/or its duly authorized representatives shall have the right, at reasonable business hours and upon seven (7) business days notice, at the place where such records are normally maintained, to inspect, audit, examine and make copies of such books and records and all other documents and material in Licensee's possession or control regarding any transactions relating to this Agreement. Licensor may not audit Licensee more than once in any Contract Year unless prior audits have uncovered Royalty underpayments of five percent (5%) or more.

     6.1 All books and records of Licensee relating to this Agreement shall be retained by Licensee, and made available for Licensor review, for at least three
(3) years following termination of this Agreement.

     6.2 The receipt or acceptance by Licensor of any of the statements furnished or any payments made by Licensee pursuant to this Agreement shall not preclude Licensor from reviewing the books and records or from questioning the accuracy thereof. Licensor shall have the right no more than one time per annual period to audit Licensee's books to determine the correctness of payments/amounts due Licensor hereunder. The cost of said audit shall be borne by Licensor. However, if any audit reveals an underpayment by Licensee of five percent (5%) or more, Licensee shall pay forthwith (and in no event later than five (5) days after completion of said audit), the cost of the audit, and all payments found to be due, with interest thereon, at the rate of prime plus 3%, computed from the date said unpaid payments/amounts would have been due had they been properly accounted for until the date they are actually paid.

     6.3 In the event that an audit or investigation of Licensee's books and records is made, certain confidential and proprietary information of Licensee may necessarily be made available to the person(s) conducting such audit or investigation. It is agreed that such confidential and proprietary information shall be retained in confidence by Licensor and its agents, employers and representatives, and shall not be used by Licensor and its agents, employers and representatives or disclosed to any third party without the prior written consent of Licensee, unless otherwise required by law. Notwithstanding the foregoing, such information may be used in any proceeding based on Licensee's failure to pay its actual Royalty Payments or other obligations to Licensor.

     7. QUARTERLY FINANCIAL STATEMENTS. Not later than one hundred twenty (120) days after Licensee's fiscal year-end, Licensee shall furnish Licensor with a balance sheet as of the end of such fiscal year of Licensee certified by the Chief Financial Officer of Licensee as being prepared in accordance with GAAP.


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     8. PRODUCT STANDARDS. Licensee shall not sell, distribute or otherwise market the Licensed Products unless each product has received the prior written approval of Licensor prior to distribution thereof, subject to the terms and conditions of this Paragraph 8.

     8.1 Omitted.

     8.2 Approval of Design Concept. As soon as Licensee has developed a design for a Licensed Product that it desires to produce, sell and market, Licensee shall submit one (1) design sample or drawings thereof if samples are not available, at no cost to Licensor, of said product, along with color and fabric samples, if applicable, to Licensor for approval, along with one (1) complete set of all promotional and advertising material associated therewith.

     8.2.1 Within ten (10) working days following the confirmed receipt of any design sample, Licensor shall either approve or disapprove the product or indicate changes to be made. Failure by Licensor to so note approval, disapproval or changes within said ten (10) working days shall be deemed approval. In the event changes are required, Licensee shall be required to resubmit the revised design sample or drawings thereof if samples were not originally submitted, for approval with the recommended changes. Subsequent re-submissions shall occur until Licensor either approves or rejects the design in question, subject to the foregoing 10 day period. However, in the event that a dispute arises as to the determination of same, Licensor shall have the final decision with respect thereto. Licensee shall not produce a Licensed Product for manufacturing, marketing, sale, distribution, advertising or otherwise, which has not received the approval of the Licensor as set forth herein. Once the Licensor has approved the design samples, Licensee shall not materially depart therefrom without Licensor's prior written consent.

     8.3 Approval of Production Samples. As soon as Licensee has produced its samples for sale of any proposed Licensed Product that has received design approval as set forth above; Licensee shall submit one sample of each Licensed Product in the form that Licensee plans to have produced to Licensor for approval, ("Sample"). All submissions of Samples for approval by Licensor shall be at the sole expense of the Licensee. Licensee shall use such sample approval forms and supply Licensor with such information in connection therewith, as Licensor shall from time to time reasonably direct. Within ten (10) business days following confirmed receipt, Licensor shall either approve, disapprove or indicate changes to be made in the Sample. Failure by Licensor to so note approval, disapproval or changes within said ten (10) business days shall be deemed approval. In the event changes are required, the approval form shall be resubmitted for approval with the recommended changes. Subsequent re-submissions shall occur until Licensor either approves or rejects the sample in question, subject to the foregoing 10 day period. All approvals shall be at Licensor's reasonable discretion. An approved Sample of each Licensed Product shall be provided to Licensor for its historical sample line at Licensee's cost. The approved Samples shall be the standard by which future production quality shall be judged. The Licensed Products produced for sale and/or delivery to any customer of Licensee or anyone else, shall be of at least the same or better quality than that which was approved by Licensor as a production sample hereunder.


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          (a) Licensee shall be responsible for making all prototypes and samples as well as for the production of Articles, and Licensee will bear all cost in connection therewith.

     8.4 Approval Prior to Delivery. Licensee shall deliver no Licensed Product to a customer unless it has received the design and sample approvals required by paragraphs 8.1 and 8.2 above.

     8.5 Omitted.

     8.6 "Off Priced" Goods. During the Term of this Agreement, Off-Priced Goods shall mean any Licensed Products that are either not sold by Licensee during the normal course of business, seconds, overruns, damaged, off-priced, discontinued or otherwise Licensed Products that are not sold during the selling season for same (hereinafter referred to as "off-priced goods"). (1) Any and all disposition of Licensed Products or articles constituting close-outs, damages, off-price goods, excess inventory, irregulars or other items constituting other than regular full price products sold to retail customers in the Territory, must be approved by Licensor prior to disposition, which approval shall not be unreasonably withheld, conditioned or delayed.

     (2) All identification shall be removed from all Licensed Products sold by Licensee as other than first-quality merchandise unless to do so would render such goods unsalable, in which case Licensee shall mark them to clearly indicate, in a form acceptable to Licensor, that they are "irregular"; and such Licensed Products and all close-out products shall be sold only if there is no advertising or promotion of the Licensed Products in connection with the irregular articles or close-out articles.

     9. QUALITY CONTROL. Licensor has the right to make on site inspections at any reasonable time and on reasonable notice at manufacturing and distribution facilities of Licensee or any of its third party manufacturers to ensure the ongoing quality of the Licensed Products. If, at any time, Licensor reasonably determines that a Licensed Product is of lesser quality than the production sample approved pursuant to Paragraph 8.2 hereof, Licensor shall give Licensee written notice thereof. Licensee shall take immediate steps to restore the quality of and cure the defects upon receipt of said notice and cease production and distribution of that Licensed Product until its quality is improved to the satisfaction of Licensor.

     10. LABELING. All Licensed Products and all promotional and advertising material shall contain all appropriate notices, whether copyright, trademark or otherwise as required by Licensor and as may be required by law. On all labels and hang tags, and Licensed Products the circle (R) or (TM) as appropriate shall appear denoting United States Trademark registration or pending registration, and where applicable, and subject to the direction of Licensor, all items subject to copyright protection shall bear a proper and complete circle (C) copyright notice as specified by law. Licensor shall have the right from time to time to designate the exact symbols or language to be used by Licensee to denote ownership by Licensor of any intellectual property, be it Trademarks, copyrights or other property. Licensee understands the importance of


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maintaining the security and integrity of all trademarked labeling used on the
Licensed Products. Licensee further agrees to take commercially reasonable efforts to maintain a strict, accurate, and current inventory of all labels throughout the manufacturing process of the Licensed products so as to preclude any diversion of the labels to other than authorized licensees. No additional labels, hang tags or identification shall appear on the Licensed Products unless prior written approval of Licensor is obtained, however, Licensee may include a separate label of its sole choice for care, content, size and country of origin.

     10.1 Label Inventory. In each annual or year-end statement, Licensee shall furnish to Licensor a current inventory of all labels designated in Paragraph 10.

     11. TRADEMARKS & COPYRIGHTS. Licensor may seek, in its own name and at its own expense, appropriate patent, trademark or copyright protection for the Licensed Products.

     11.1 It is understood and agreed that Licensor shall retain all right, title and interest in the Trademarks and copyrights and designs of the Licensed Products, as well as any modifications or improvements made thereto by Licensee. Upon termination or expiration of this Agreement, Licensor shall be permitted to make use of same for any purpose whatsoever, and Licensee shall have no right to any of the foregoing.

     11.2 Licensee agrees to execute any documents reasonably requested by Licensor to effect any of the above provisions.

     11.3 Licensee acknowledges Licensor's exclusive rights in the Trademarks and designs and further acknowledges that the designs and/or the Trademarks are unique and original to Licensor and that Licensor is the owner thereof. Licensee shall not, at any time during or after the effective Term of the Agreement dispute or contest, directly or indirectly, Licensor's exclusive right and title to the designs and/or the Trademarks or the validity thereof. Licensor however, makes no representation or warranty with respect to the validity of any patent, trademark or copyright, which may issue or be granted therefrom.

     11.4 Licensee acknowledges that the Trademarks have acquired secondary meaning.

     11.5 Licensee agrees that its use of the designs of the Licensed Products and/or the Trademarks inures to the benefit of Licensor and that the Licensee shall not acquire any rights in the designs of the Licensed Products and/or the Trademarks.

     11.6 The parties acknowledge that the faithful representation of the Trademarks, as they appear in the applications and registration of the Office of the Patent and Trademark Office of the United States and in applications and registration in the Licensed Territory, is mandatory on the part of Licensee with respect to any reproduction used by Licensee, whether it appears on the Licensed Products or in print or is otherwise displayed in the media. Licensee further agrees that the Trademarks will always be faithfully and exactly reproduced, unless prior written authorization for modification thereof is received from Licensor.

     11.6.1 Each first use of the Trademarks by Licensee shall be submitted to Licensor for approval as set forth in this Agreement.

     11.7 Copyright or Trademark Infringement or Misuse & Litigation. If Licensee becomes aware of any infringement of Licensor's copyrights or Trademarks or if Licensee becomes aware of any marks confusingly or substantially similar to the Trademarks, Licensee shall immediately notify Licensor thereof.

     11.7.1 Prosecution of Infringement Action. Licensor shall have the first option in its discretion, to institute and prosecute lawsuits against third persons for infringement of the Trademarks. Licensor shall not be required to institute legal action if, in its sole and absolute discretion, the probability of success therein or results of successful litigation do not justify the time and expense thereof. In the event that Licensor determines in its sole and absolute discretion not to prosecute any such litigation within 45 days of receiving a written request from Licensee to commence such action, then in such event Licensee shall have the right, in its discretion, to institute and prosecute lawsuits against third persons for infringement of the rights licensed in this Agreement only. Each party shall cooperate fully with each other in any proceeding to protect the Trademarks and copyrights and other intellectual property rights granted herein.

     11.8 Corporate Name. Licensee shall not be permitted to use any of Licensor's trademarks or anything substantially similar thereto as part of its corporate name.

     12. WARRANTIES & OBLIGATIONS.

     12.1 Each Licensor represents and warrants that; (a) it has the right and power to grant the licenses herein; and (b) that it is not party to any other agreements in conflict herewith, (c) each Licensor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business as a foreign corporation in each additional jurisdiction where the failure to so qualify would have a material adverse effect. Each Licensor has all requisite power and authority (corporate and otherwise) to own its properties and to carry on its business as now being conducted and to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; (d) the execution, delivery and performance by each Licensor of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Licensor; (e) this Agreement has been duly executed and delivered by each Licensor, and (assuming due execution and delivery by Purchaser) constitutes a valid and binding obligation of each Licensor, enforceable against each Licensor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles; and (f) no other person or entity has any claims or rights in or to any interest being granted to Licensee hereunder.

     12.2 To the best of Licensor's knowledge, it has no actual knowledge that the Trademarks infringe any valid right of any third party, and no claims have been made or actions commenced with respect thereto.

     12.3 Licensee shall be solely responsible for the manufacture, production, sale and distribution of the Licensed Products and will bear all related costs associated therewith.

     12.4 Licensee represents and warrants that it has the right and power to enter into this Agreement and that there are no other agreements with any other party in conflict herewith. 12.5 Other than with respect to the amounts due for first quarter minimum guaranteed royalties as set forth in Section 1.8, neither ECI nor BP is in default under the BP or BB License Agreement.

     12.6 Brooks Brothers has informed ECI that it may sell excess inventory of products covered by the BB Agreement to off-price retailers.

     12.7 Following the Effective Date, Licensors shall continue advertising the Licensed Products covered by the Owned Trademarks to the same extent currently advertised and to the extent reasonably necessary to support continued growth of the sales of Licensed Products at its sole cost and expense.

     12.8 Licensee represents, warrants and agrees that, as of the Effective Date and during the Initial Term, it has, and will have, capital of no less than $7 million.

     13. INDEMNITY.

     13.1 Licensor shall indemnify, defend and hold Licensee, its officers, directors, employees and agents harmless from any and all liability, reasonable attorney's fees, costs and expenses from any claims asserted against Licensee or Licensor with respect to Licensee's use of the Trademarks only in accordance with the terms of this Agreement. Notwithstanding the foregoing, this indemnity shall only be applicable in the event of a final decision by a court of competent jurisdiction from which no appeal of right exists. This indemnity does not cover any modifications or changes made to the Trademarks by Licensee. Licensor shall be entitled, at its option to provide legal counsel to represent Licensee, reasonably acceptable to Licensee, at Licensor's cost. Licensor shall not be required to pay for Licensee's independent legal counsel, if Licensor provides legal counsel to represent Licensee with respect to any claim. Nothing herein is intended to nor shall it relieve Licensee from liability for its own acts, omissions, or negligence.

     13.2 Licensee shall defend and indemnify Licensor, its officers, directors, agents, and employees against all costs, expenses and losses (including reasonable attorney fees and costs) incurred through claims of third parties against Licensor or Licensee based on the manufacture, marketing, sale, advertising (except to the extent that any claim arises out of any advertising expressly approved in writing by Licensor), distribution of the Licensed Products designed by Licensee including, but not limited to, actions founded on product liability on all products manufactured by Licensee.

     13.3 Each party will promptly notify the other of any claims or actions to which the foregoing indemnification may apply. Licensee shall not settle any claim with respect to the Trademarks or the Licensed Products without the prior written consent of Licensor, which shall not be unreasonably withheld.

     14. GOODWILL. Licensee recognizes the great value of the publicity and goodwill associated with the Trademarks, Copyrights and designs of the Licensed Products, and agrees that the value of the goodwill exclusively belongs to Licensor.

     15. COPYRIGHT NOTICE. Licensee shall place a legally sufficient copyright notice which protects the rights of Licensor on each and every design, style, garment, creation or writing which is capable of protection pursuant to the copyright laws of the United States of America and the Licensed Territory. Any public distribution of goods bearing copyrightable works of Licensor by Licensee without a copyright notice as required above, is unauthorized and a violation of this Agreement.

     16. STOCK ISSUANCES. (a) Five days following the Effective Date and on each of the first four anniversary dates of Effective Date. Aris shall issue to Licensee such number of shares of its common stock determined by dividing $1,000,000 by the average closing price of such Common Stock for the five trading days immediately preceding the date on which such shares are to be issued. (b) Licensee hereby represents and warrants to Aris that: (i) the Shares to be acquired by Licensee pursuant to this Agreement are being, and will be, acquired for its own account and with no intention of distributing or reselling such Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States; (ii) Licensee understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and cannot be resold unless they are subsequently registered under the Act or unless an exemption from such registration is available thereunder; and (iii) Licensee is an "accredited investor" within the meaning of Rule 501(a) under the Act, and by reason of its business and financial experience.

     17. TERMINATION. The following termination rights are in addition to the termination rights provided elsewhere in this Agreement.

     17.1 Immediate Right of Termination. Licensor shall have the right to immediately terminate this Agreement by giving written notice to Licensee in the event that Licensee does any of the following:

     17.1.1 Licensee fails to pay the Royalties (whether actual or Minimum Guaranteed) or amounts due on the Inventory Note within fifteen (15) days of their due date upon five (5) days prior notice.

     17.1.2 Licensee, after having commenced the sale of the Licensed Products, fails to continuously sell Licensed Products for two (2) consecutive selling seasons;

     17.1.3 Licensee files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant any bankruptcy law, or if the Licensee discontinues its business or a receiver is appointed for the Licensee or for the Licensee's business and such receiver is not discharged within ninety (90) days;

     17.2 Termination After Notice. Subject to the provisions contained in Paragraph 17.7 below, Licensor shall have the right to terminate this Agreement upon the occurrence of the following events:

     17.2.1 Omitted.

     17.2.2 Licensee breaches any provision of this Agreement, (other than those specifically noted in Paragraph 17.1 above) including, but not limited to, the unauthorized assertion of rights in the designs and/or the Trademarks;

     17.2.3 Licensee fails to promptly discontinue the distribution or sale of the Licensed Products, Trademarks or Copyrights or the use of any packaging or promotional material which does not contain the requisite notices or labels;

     17.2.4 Licensee has not taken steps to restore the quality of and cure the defects with respect to the Licensed Products in accordance with Paragraph 9 of this Agreement.

     17.2.5 Licensee fails to obtain the approval of Licensor for any Licensed Products as required by Paragraph 8 above, or Licensee sells, manufactures or distributes a Licensed Product without the prior approval of Licensor as required by the terms of this Agreement.

     17.3 Intentionally Omitted.

     17.4 Intentionally Omitted.

     17.5 Default. Subject to the provisions of Paragraph 17.7, in addition to the foregoing rights of Licensor, either party may terminate this Agreement and the rights of the other party if either party is in default or has materially breached any of the terms of this Agreement, or any additional or supplemental agreements that may be entered into between the parties.

     17.6 Acts Detrimental to the Brand. Licensee acknowledges that it is only one of multiple licensees of the Trademark; that its actions and omissions can greatly impact the business of Licensor, the business of other licensees of Licensor and the value of the Trademark(s); and that the quality of Licensee's production, timely delivery of approved orders, and conduct of its business can greatly impact the business of other licensees of Licensor and the value of the Trademarks. As a result, in the event that the Licensee takes any action which is, in the reasonable opinion of Licensor, materially harmful to the Trademarks or the business of Licensor, Licensor's other licensees, or the Trademarks, then Licensor shall have the right to terminate all rights of Licensee under this Agreement.

     17.7 Cure Period. Before Licensor terminates the rights of Licensee under this Agreement, (except with respect to the provisions contained in Paragraph
17.1 which are grounds for immediate termination), Licensor shall give Licensee written notice, setting forth the basis for such termination, default or failure to perform. Licensee shall have twenty-one (21) days from and after mailing of such written notice to cure such default, breach or failure to perform. In the event that such breach, default or failure to perform is not cured within said twenty-one (21) days (or, if not capable of being cured within such period, adequate steps to cure have not been commenced within such period, provided Licensee diligently continues to pursue such curative steps) then Licensor may forthwith terminate all of Licensee's rights hereunder.

     18. POST TERMINATION RIGHTS. All of the following rights and duties shall be applicable upon any termination of Licensee's rights under this Agreement, whether by expiration of the term hereof or by earlier termination pursuant to the provisions hereof.

     18.1 Inventory. Not less than thirty (30) days prior to the expiration of this Agreement or earlier termination thereof, Licensee shall provide Licensor with a complete inventory of all inventory of the Licensed Products then on-hand and all piece goods for same (the "Inventory").

     18.2 Deletion of Trademark. Upon expiration or earlier termination of this Agreement, Licensee shall take all steps necessary to delete any references to the Trademarks and similar words from any signs, business names, or any use in advertising, print or otherwise, consistent with its liquidation rights contained in Section 18.4. Notwithstanding the foregoing, in the event that this Agreement is terminated for cause as provided in Paragraphs 17.1 and 17.2 above, then Licensee shall delete any references to the Trademarks and similar words anywhere same is used within thirty (30) days from and after the date of such termination.

     18.3 Disposition of Samples, Patterns, Markers, Labels and Fasteners on Termination. Any samples, patterns, markers and labels or fasteners (snaps, buttons, etc.) on which the Trademarks appear, which are not affixed to a finished Licensed Products or necessary for work in process at the time of termination, shall be delivered to Licensor by Licensee within sixty (60) days of the expiration or termination of this Agreement, except as provided in Paragraph 18.4 below. An inventory of such items on hand upon expiration or termination of this Agreement shall be delivered to Licensor within twenty (20) days of the expiration or termination. All such items of inventory shall be used in accordance with this provision and no other disposition of these items shall occur. Licensor shall pay Licensee for all such labels and fasteners at a price equal to Licensee's cost thereof, including freight, and at no cost other than freight for such samples, patterns and markers; such payment to be made within sixty (60) days after delivery.

     18.4 Liquidation of Goods. Upon the expiration or termination of Licensee's rights under this Agreement, Licensee shall have the right to complete all work in process, and to complete bona fide purchase orders in hand on the date of such expiration or termination. Licensee shall have the right to use the items of inventory listed in Paragraph 18.3 above for completion of work in process. Licensee shall no longer have the right to use the Trademarks in any form or in any manner, except for the purpose of selling off the existing inventory of the

Licensed Products. Licensee shall have one hundred eighty (180) days from the date of termination of this Agreement to dispose of its inventory of the Licensed Products. If any of the Licensed Products remain unsold after the expiration of one hundred eighty (180) days, Licensee shall then remove the Licensed Products from its inventory and return such unsold inventory to Licensor at no cost to Licensor, other than freight. All sales of the remaining inventory shall be sold in accordance with the terms of this Agreement, and the accounting and payment shall be made within thirty (30) days after the close of the one hundred eighty (180) day sell off period.

     18.5 Except as provided in Section 18.4 above, upon expiration or earlier termination of this Agreement, all of the rights of Licensee under this Agreement shall forthwith terminate and immediately revert to Licensor and Licensee shall immediately discontinue all use of the property and the like, at no cost whatsoever to Licensor.

     18.6 Licensee hereby agrees that, at the expiration or earlier termination of this Agreement for any reason, Licensee will be deemed automatically to have assigned, transferred and conveyed to Licensor any and all rights, goodwill or other right, title or interest in and to the Trademarks, trade dress, copyrights, designs or any other intellectual property rights which may have been obtained by Licensee as a result of this License.

     19. ASSUMPTION OF CERTAIN OPERATIONS AND OBLIGATIONS.

     19.1 Assumption of Operations. Licensee shall assume and discharge in due course all liabilities arising from and after the Effective Date with respect to the operations of XOXO, BP and ECI (as related to Members Only(R) and Brooks Brothers Golf(R)) as they relate to the manufacture, marketing, promotion, sale and distribution of Licensed Products including, without limitation, all payroll and related benefits, work in process and open letters of credit, which letters of credit are set forth on Schedule D. In connection with the foregoing, commencing four weeks after the Effective Date, all of the employees involved with such operations shall become employees of Licensee except for those persons: (x) employed at Licensor's New Bedford, Massachusetts warehouse; (y) by the retail stores (other than at the outlet stores); and (z) by Aris in a corporate or finance capacity. Notwithstanding the foregoing, Licensee shall advance to Licensor, one day prior to its payment date, the full amount of all payroll and payroll related costs incurred in connection with the operations which become due after the Effective Date. Licensee shall have full control and authority with respect to operations including, without limitation, decisions to employ or terminate employment. With respect to obligation subject to contractual commitments, Licensee may terminate the services or property subject to such commitments without liability to Licensee, but must pay for any such assets or services while using them. Notwithstanding the foregoing, from and after the Effective Date, Licensee hereby agrees to assume and fully and faithfully perform all of the obligations, duties and responsibilities of the tenant under (A) the Lease Agreements listed on Schedule E (except that, upon thirty days written notice to Aris given 60 days after the Effective Date, it may elect not to continue the lease for the Brooks Brothers Golf premises); (B) the employment agreements with Holly Fiene, Gregg Fiene, Steven Feiner, George Gatesy and Tom Rail (but with respect to Rail for the six months following the Effective Date unless Licensee elects to continue to employ him); and (C) the other leases or agreements set forth on Schedule F. Notwithstanding the foregoing, Licensee shall not be responsible for any severance payments to Holly Fiene, Gregg

Fiene or Steven Feiner under their respective employment agreements. One-half of the amount payable to Steven Feiner (up to $250,000 per year) shall be credited against the royalties due, which shall be taken in equal quarterly installments. Licensee shall assume the leases and other agreements identified on Schedule G that relate to operations in California for the 90 days following the Effective Date. In addition, for the 90 days following the Effective Date, Licensee shall reimburse Aris, on demand, for one-half of all costs, expenses and payment due under the agreements and leases identified on Schedule G that relate to operations in New York. Thereafter, Licensee will be deemed to have assumed each such lease or agreement (whether relating to California or New York) unless, within 60 days after the Effective Date, it shall have given written notice to Aris that it elects not to assume such lease or agreement after the 90th day, in which case it shall deliver possession to Aris of the premises or equipment covered by such lease or agreement. Licensee agrees to hold the respective tenant and Aris harmless from and against all claims, losses, liabilities and expenses, including reasonable attorney's fees, incurred as a result of or in connection with any failure of Licensee to perform any obligation under this Section. Aris hereby agrees to hold Licensee harmless from and against all claims, losses, liabilities and expenses arising under such Lease as a result of the respective tenant's activities prior to the Effective Date. Licensee has permission to hire Joseph Puritano on an "at will" basis without assuming his Agreement.

     19.2 Sublet of Outlet Store Leases and Business. As of the Effective Date, Marcade shall license to Licensee all of the Outlet Stores identified on Schedule B. Licensee agrees to hold Aris harmless from and against all claims, losses, liabilities and expenses, including reasonable attorney's fees, incurred as a result of or in connection with any failure of Licensee to adhere to the aforementioned covenant. Aris hereby agrees to hold Licensee harmless from and against all claims, losses, liabilities and expenses arising under the Leases as a result of Marcade's activities prior to the Effective Date. On the Effective Date, the employees of the Outlet Stores shall become Licensee's employees, and Licensee shall have full control and authority over such employees and the operations of such Stores and shall pay all costs associated with the operation of such Stores.

     19.3 Reimbursement by Licensor. Licensor shall reimburse Licensee for any "markdown money" or similar credit demanded by any of Licensor's customers with respect to sales made by Licensor prior to the Effective Date. As a condition to being entitled to such credit, Licensee shall provide Licensor with prompt written notice of any such claimed credit and Licensor shall be given an opportunity to negotiate such claimed credit with the customer. If Aris does not cause the customer to reverse the chargeback or credit within 30 days of Licensee's notice to Licensor of the chargeback or credit, Licensee may credit it against the next Royalty Payment due.

     19.4 Continued Support for XOXO Licensees. Licensee shall provide such assistance to XOXO's existing licensees as XOXO is required to provide under its license agreements.

     19.5 Sales to XOXO Retail Stores. With respect to any XOXO Retail Stores owned or controlled by Licensor, Licensee shall sell to Licensor any Licensed Products manufactured by Licensee pursuant to this Agreement and ordered by Licensor in reasonable quantities and same shall be delivered to Licensor's Retail Stores in accordance with the terms of such order(s). The price to Licensor for such Products shall be 20% less than Licensee's regular wholesale prices. All Licensed Products so ordered by Licensor shall be paid by Licensor to Licensee within 120 days of the sale of same. No Royalty Payments shall be due with respect to such sales.

     19.6 Cooperation. The parties will cooperate with each other to avoid defaults under any assumed agreement by virtue of any assignment or assumption without obtaining any consent from the other party to such agreement.

     20. NON-ASSIGNABILITY. Neither this Agreement nor any of the Licensee's rights hereunder are assignable by Licensee, without the prior written consent of Licensor, which shall not be unreasonably withheld or delayed. The transfer of more than fifty (50%) percent in the aggregate of the shares of beneficial ownership of Licensee will be deemed an assignment. Upon notice to Licensee, Licensor may assign its rights under this Agreement or the payments to be made by Licensee to Licensor hereunder.

     20.1 Sublicense. Licensee may not sublicense its rights under this Agreement without the prior written consent of Licensor, which approval or disapproval shall be subject to the sole and absolute discretion of Licensor. Any sublicense or attempted sublicensing by Licensee without the prior written consent of Licensor shall constitute a breach of this Agreement. Any sublicense consented to by Licensor must provide that the sublicensee shall be bound by all of the terms and conditions of this Agreement. Approval by Licensor to one sublicense shall not relieve the Licensee of any of its obligations under this Agreement, including, without limitation, its obligations set forth on Schedule "A".

     20.2 Manufacturing. Licensee shall have the right to subcontract the actual manufacture of the Licensed Products, provided that all such subcontractors agree to be bound by the terms and conditions of this Agreement in all respects or such sub-contractor Agreement as may be provided by Licensor to Licensee specifically for use by Licensee's sub-contractors. Prior to any third party manufacturing any Licensed Product, it must enter into an Agreement in the Form attached hereto as Schedule C. Licensee must provide Licensor with the appropriate acknowledgment of the terms of this Agreement or such sub-contractor Agreement as prepared by Licensor, from such subcontractor prior to using such subcontractor. In the event Licensee does its own manufacturing, it must comply with all of the terms and conditions of the Manufacturing Agreement.

     20.3 No Hypothecation. Licensee shall not pledge, hypothecate, mortgage, grant liens in or upon, grant security interests in, or use as collateral any of Licensee's rights with respect to the Trademarks under this Agreement.

     21. GENERAL PROVISIONS.

     21.1 Notices. Any notice required to be given hereunder shall be in writing and delivered personally to the other designated party at the address set forth below or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service, in a sealed envelope, with postage thereon fully paid and addressed as follows:

         If to Licensor:   Mr. Arnold Simon                   cc: Sam Wilson
                           Aris Industries
                           1411 Broadway, 12th Floor
                           New York, New York  10018
                           Fax:  (212) 642-4597

         With copies to:   Mr. Robert Forman
                           Shapiro, Forman & Allen
                           380 Madison Avenue
                           New York, New York  10017
                           Fax:  (212) 557-1275

         If to Licensee:   Mark Stern, President
                           Eagle Apparel Group/ Groupa Xtra
                           141 West 36th Street
                           New York, NY
                           Fax: (212) 971-0877

         With copies to:   Stephen Fuerst, Esq.
                           6617 Avenue T
                           Brooklyn, NY 11234
                           Fax: (718) 972-9110

     Either party may change the address to which notice or payment is to be sent by written notice to the other in accordance with the provisions of this Paragraph.

     21.2 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations, dealings, agreements and understandings of the parties in connection therewith and is intended as a final expression of their Agreement.

     21.3 Severability. The invalidity or unenforceability of any provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     21.4 Amendment. No amendment, modification or alteration of this Agreement shall be valid unless it is in writing and signed by all parties hereto.

     21.5 No Agency or Joint Venture. This Agreement does not constitute and shall not be construed as constituting an agency, partnership or joint venture between the parties. Licensee shall have no right to obligate or bind Licensor in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

     21.6 Consent to Injunction. Each party acknowledges that the rights and privileges granted hereunder are of a special, unique and extraordinary nature and character, and that a breach of any provision hereof would cause the other party irreparable injury and damage, the measure of which could not be adequately compensated at law. Neither this provision nor the exercise by a party of any of its rights hereunder shall constitute a waiver by such party of any other rights which it may have to damages or otherwise.

     21.7 Governing Law. Each party irrevocably submits to the exclusive jurisdiction and venue of any New York State or United States Federal Court sitting in the City and County of New York over any suit, action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, and waives any objection to venue of such courts.

     21.8 Service of Process. Service of process on any party hereto in any action arising out of or relation to this Agreement shall be effective if sent in accordance with the procedures set forth in Section 21.1.

     21.9 Attorney Fees and Costs. If either party to this Agreement shall bring any action against the other, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorney fees incurred in bringing or defending such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment. For the purposes of this section, attorney fees shall include, without limitation, fees incurred in the following:
(1) post judgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.

     21.10 Interpretation. The parties hereto are sophisticated and have been represented by lawyers throughout this transaction, who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe that any presumptions relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

     21.11 Recitals. The recitals set forth on the first page of this Agreement are incorporated herein by this reference as though fully set forth herein.

     21.12 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Licensee and its successors and assigns and shall also be binding upon and shall inure to the benefit of Licensor and its successors and assigns.

     21.13 Headings. The subject headings of the Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any term or provisions hereof.

     21.14 Parties Benefitted. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third persons any right of subrogation or action against any party to this Agreement.

     21.15 Confidentiality. The parties hereto agree that the terms of this Agreement shall be kept confidential and not disclosed to any third party except in the ordinary course of business or if required by law, without the prior written consent of the other party hereto. The parties acknowledge that prior to and/or during the term of this Agreement that they may be given access to or become acquainted with "Confidential Information" (as such term is defined below), which is of great value to the other party. The parties further acknowledge that maintaining the confidentiality of all such Confidential Information is critically important to each party. As a result of the foregoing the parties shall not either during or after the term of this Agreement, use or disclose, directly or indirectly, to anyone other than representatives of the other or other persons designated by such party, any information, data, documents, customer list(s), designs and styles, manufacturing procedures, company policies, or other materials of any kind or nature in any way related to each party, their business affairs or operations, even if acquired by either party in the course of the performance of their obligations hereunder and even if provided to such party by the other ("Confidential Information"). The parties acknowledge that a breach of the provisions of this paragraph will cause the non-breaching party irreparable harm for which there is no adequate remedy at law, and therefore, in addition to any and all other rights or remedies available to the non-breaching party, the non-breaching party shall be entitled to injunctive relief and all other remedies provided by law or equity. Such remedies shall include, without limitation, the right to prevent dissemination of any Confidential Information.

     21.16 Further Action. Each party hereto agrees to perform any further acts and to execute and deliver any documents, which may be reasonably necessary to carry out the provisions hereof.

     21.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, which shall be deemed to constitute one and the same instrument.

     21.18 No Implied Waivers. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be construed or held to be a waiver of the provision itself.

     22. SHOWROOM FOR LICENSED PRODUCTS AND TRADE SHOWS. Licensee acknowledges the importance of providing customers with the ability to view all of the Licensee's Licensed Products in one location, and will provide a segregated portion of its showroom exclusively for the display of Licensed Products. With respect to Licensee's showroom, Licensee shall provide, display and maintain complete current sample lines of all its Licensed Products.

     IN WITNESS WHEREOF, the parties hereto, have entered into this Agreement effective on the day and year set forth above.

     LICENSOR:

       EUROPE CRAFT IMPORTS, INC.



       ---------------------------------
       By: Arnold Simon, Chief Executive Officer       Dated: January ___, 2001
       BP CLOTHING COMPANY, INC.




       ---------------------------------
       By: Arnold Simon, Chief Executive Officer       Dated: January ___, 2001
       ARIS INDUSTRIES, INC.




       ---------------------------------
       By: Arnold Simon, Chief Executive Officer       Dated: January ___, 2001
       XOXO CLOTHING COMPANY, INCORPORATED




       ---------------------------------
       By: Arnold Simon, Chief Executive Officer       Dated: January ___, 2001
       MARCADE REALTY CORP.




       ---------------------------------
       By: Arnold Simon, Chief Executive Officer       Dated: January ___, 2001



     LICENSEE:

       GRUPO EXTRA OF NEW YORK, INC.


       ---------------------------------
       By: Mark Stern                                  Dated: January ___, 2001

                                   SCHEDULE"A"

     1. TRADEMARKS:

          Members Only(R), XOXO(R), Fragile(R), Brooks Brothers Golf(R) and Baby Phat(R)

     2. LICENSED TERRITORY:

          United States of America, Puerto Rico, the Caribbean Islands and
     Israel

     3. LICENSED PRODUCTS:

          Under the XOXO trademark: women's clothing, jeanswear and sportswear

          Under the Fragile trademark: jeanswear and sportswear

          Under the Members Only trademark: sportswear and outerwear

          Under the Brooks Brothers Golf trademark: only as permitted in the BB License Agreement.

          Under the Baby Phat trademark: only as permitted in the BP License Agreement.

XOXO(R), Fragile(R) and Members Only(R) are sometimes referred to as the "Owned Trademarks."


     4. GUARANTEED MINIMUM ROYALTY:

                  Annual Period Ending               Minimum Royalty
                  --------------------               ---------------

                  December 31, 2001                  $   8,100,000

                  December 31, 2002                  $   9,234,000

                  December 31, 2003                  $  10,526,000

                  December 31, 2004                  $  12,000,500

                  December 31, 2005                  $  13,500,000

     For each year thereafter, the Guaranteed Annual Minimum Royalty shall be the greater of $13,500,000 or the Royalties due based on sales in the immediately preceding year.